ROBISON, HILL & CO. Certified Public Accountants

A PROFESSIONAL CORPORATION

BRENT M. DAVIES, CPA

DAVID O. SEAL, CPA

W. DALE WESTENSKOW, CPA

BARRY D. LOVELESS, CPA

STEPHEN M. HALLEY, CPA

July 18, 2007

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Re: Hutton Holdings Corporation

File No. 000-51724

We have read the statements included in the Form 8-K, dated July 17, 2007, for Hutton Holdings Corporation, to be filed with the Securities and Exchange Commission. We agree with the statements contained in Item 4.01 insofar as they relate to our replacement as the principal independent accountants, and our audit for the year ended June 30, 2006, and the review for the interim periods ended September 30, 2006, January 31, 2007, and March 31, 2007.

We have no basis to agree or disagree with any other statements made in Item 4.01 of such report.

Respectfully submitted,

/s/Robison, Hill & Co.

Robison, Hill & Co.